Exhibit 99.1

AMERICAN SHARED HOSPITAL SERVICES

REPORTS FOURTH QUARTER AND 2014 RESULTS

San Francisco, CA – March 30, 2015 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE MKT:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the fourth quarter and 2014.

Fourth Quarter Results

For the three months ended December 31, 2014, medical services revenue increased 1.4% to $3,992,000 compared to medical services revenue of $3,937,000 for the fourth quarter of 2013. Revenue for the fourth quarter of 2013 included the Company's operations in Turkey, which were sold effective May 31, 2014. Excluding prior year's revenue in Turkey, medical services revenue increased 12.0% for the fourth quarter of 2014 compared to the fourth quarter of 2013.

Net income for the fourth quarter of 2014 was $58,000, or $0.01 per share. This compares to a net loss for the fourth quarter of 2013 of $82,000, or $0.02 per share, which included a pre-tax loss from foreign currency transactions of $334,000 due to the weakening of the Turkish Lira against the U.S. Dollar.

The number of procedures performed on Gamma Knife® PerfexionTM systems supplied by AMS in the United States increased 5.8% for the fourth quarter and decreased 7.7% for all of 2014 compared to the same periods of 2013, excluding procedures performed in Turkey. The total number of procedures performed in AMS' U.S. Gamma Knife business, including Gamma Knife and Gamma Knife Perfexion procedures, increased 13.8% for the fourth quarter and decreased 4.9% for all of 2014 compared to the same periods of 2013, excluding procedures performed in Turkey.

Medical services gross margin for the fourth quarter of 2014 increased to 38.6%, compared to medical services gross margin of 34.3% for the fourth quarter of 2013, primarily the result of lower costs due to the sale of the Turkish subsidiary. Operating income increased 45.4% to $381,000 for the fourth quarter of 2014 compared to $262,000 for the same period a year earlier. Pretax income increased to $154,000 for the fourth quarter of 2014 compared to a pretax loss of $38,000 for the fourth quarter of 2013.

Selling and administrative expenses for the fourth quarter of 2014 were $838,000 compared to $750,000 for the fourth quarter of 2013, primarily due to increased accounting and tax services and legal fees.

Twelve Months Results

For the twelve months ended December 31, 2014, medical services revenue decreased to $15,417,000, compared to medical services revenue of $17,584,000 for 2013. Excluding revenue in Turkey, medical services revenue decreased 7.3% for 2014 compared to 2013.

The net loss for 2014 of $952,000, or $0.19 per share, included a pre-tax loss from the sale of the Turkish subsidiary of $572,000, and a pre-tax gain from foreign currency transactions of $161,000. In comparison, the net loss for 2013 of $312,000, or $0.07 per share, included a pre-tax loss from foreign currency transactions of $1,174,000.

Balance Sheet Highlights

At December 31, 2014, cash, cash equivalents and certificates of deposit were $1,059,000 compared to $1,909,000 at December 31, 2013. Shareholders' equity at December 31, 2014 was $26,154,000, or $4.88 per outstanding share. This compares to shareholders' equity at December 31, 2013 of $24,055,000, or $5.22 per outstanding share.

On June 13, 2014, AMS realized proceeds of approximately $1.6 million from the private placement of common stock. Additionally, on October 24, 2014, AMS closed the private sale of $1.2 million aggregate principal amount of unsecured notes, warrants to purchase 200,000 shares of common stock, no par value, and 100,000 newly issued common shares at a purchase price of $2.20 per share. The Warrants expire three years after their initial issuance date and may be exercised for a purchase price equal to $2.20 per share of Common Stock, the closing price per share of the Company’s Common Stock on the New York Stock Exchange.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "We enjoyed a healthy increase in procedure volume in our domestic Gamma Knife business in the fourth quarter compared to prior year, as we did in the third quarter. AMS' financial results reflected this gain, with gross margin, operating income and net income all up versus the fourth quarter of 2013.

"We are optimistic about our Gamma Knife business in 2015. One reason is the increase in reimbursement for both Gamma Knife and linear accelerator (LINAC) radiosurgery that went into effect on January 1, 2015. The Centers for Medicare and Medicaid Services (CMS) has established a comprehensive Ambulatory Payment Classification (APC) for Gamma Knife and LINAC one session cranial radiosurgery, one of the most common procedures performed on these devices. The comprehensive reimbursement rate of approximately $9,768 will be inclusive of the delivery and ancillary codes but exclusive of co-insurance payments or other adjustments. For 2014, the average current CMS reimbursement rate for delivery and ancillary codes (exclusive of co-insurance and other adjustments) was approximately $5,600--an estimated increase of $4,168 per Medicare Gamma Knife treatment (exclusive of co-insurance and other adjustments).

"The expansion of our Gamma Knife portfolio is another reason for optimism for the new year. Our newest Gamma Knife Perfexion system, located at PeaceHealth Sacred Heart Medical Center at RiverBend, Springfield, Oregon, began treating patients in December 2014. This is the fourteenth Perfexion system in AMS' portfolio. The Gamma Knife Perfexion remains the 'gold standard' for cranial radiosurgery. It is an excellent device for treating metastatic brain tumors, which are diagnosed in an estimated 180,000 new patients annually.

"Construction of the dedicated proton therapy center at UF Health Center Cancer Center at Orlando Health, AMS' first proton center, continues apace. The superconducting synchrocyclotron proton accelerator—the key element of the MEVION S250™ proton therapy system to be installed at the center—was delivered in November 2014. We continue to expect the installation process to be completed late this year and patient treatments to begin shortly thereafter. The UF Health Cancer Center at Orlando Health, Central Florida’s most advanced cancer center, is the first hospital in the Central Florida region to install a proton therapy system.

"The world's first MEVION S250 went into service just over a year ago at the S. Lee Kling Proton Therapy Center at Barnes-Jewish Hospital and Washington University School of Medicine in St. Louis. The clinical data from the first year of treating patients at this site recently reported by Mevion are remarkable. The MEVION S250 took just 11 months to treat its first 100 patients--the fastest per treatment room ramp-up of any proton therapy system. The system has already treated more than 20 patients in a single day and in a single work shift. Additionally, the system demonstrated efficient treatment times, with 97% operational uptime just five months after opening, and the ability to treat a diverse and complex array of cancers in both children and adults. These reliability and patient throughput data are enormously significant to hospitals considering the development of a proton center, and helpful to us as we negotiate additional proton projects."

Earnings Conference Call

American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 351-9852 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 3931 0536#.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st CenturySM concept. AMS owns a common stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of investing in a development-stage company, Mevion Medical Systems, Inc., and the risks of the timing, financing, and operations of the Company’s proton therapy business. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2013, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, the Form 10-Q and Form 10-Q/A for the quarter ended June 30, 2014, the Form 10-Q for the quarter ended September 30, 2014,and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 10, 2014.

Contacts:	American Shared Hospital Services

Ernest A. Bates, M.D., (415) 788-5300

Chairman and Chief Executive Officer

eabates@ashs.com

Berkman Associates

Neil Berkman, (310) 477-3118

President

info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	March 30, 2015
Page 4	Fourth Quarter Financial Results

Selected Financial Data

(unaudited)

	Summary of Operations Data

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013

Medical services revenue	$3,992,000	$3,937,000	$15,417,000	$17,584,000
Costs of revenue	2,450,000	2,585,000	10,138,000	10,640,000

Gross margin	1,542,000	1,352,000	5,279,000	6,944,000

Selling & administrative expense	838,000	750,000	3,630,000	4,025,000
Interest expense	323,000	340,000	1,699,000	1,799,000

Operating income (loss)	381,000	262,000	(50,000)	1,120,000

(Loss) on sale of subsidiary	--	--	(572,000)	--

Gain (loss) foreign currency transactions	--	(334,000)	161,000	(1,174,000)
Other income	6,000	6,000	28,000	25,000

Income (loss) before income taxes	387,000	(66,000)	(433,000)	(29,000)
Income tax expense	96,000	44,000	129,000	84,000

Net income(loss)	$291,000	$(110,000)	$(562,000)	$(113,000)

Less: Net (income) loss attributable
to non-controlling interest	(233,000)	28,000	(390,000)	(199,000)

Net income (loss) attributable to
American Shared Hospital Services	$58,000	$(82,000)	$(952,000)	$(312,000)

Earnings (loss) per common share:
Basic	$0.01	$(0.02)	$(0.19)	$(0.07)
Assuming dilution	$0.01	$(0.02)	$(0.19)	$(0.07)

	Balance Sheet Data
	December 31,
	2014	2013

Cash and cash equivalents	$1,059,000	$1,909,000
Current assets	$14,247,000	$7,706,000
Certificate of deposit	$9,000,000	$9,000,000
Investment in equity securities	$2,709,000	$2,701,000
Total assets	$67,528,000	$71,742,000

Current liabilities	$16,251,000	$11,785,000
Shareholders' equity	$26,154,000	$24,055,000